UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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USG CORPORATION
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USG Corporation
Commencing May 3, 2017, USG Corporation (the “Company,” “we,” “our,” or “us”) made the following information available to its stockholders in connection with its Annual Meeting of Stockholders to be held on Wednesday, May 10, 2017 (the “Annual Meeting”).
It has come to our attention that there is some confusion as to whether our 2016 adjusted net earnings target (the “2016 target”) was set at a rigorous enough level because of the incorrect understanding that the 2016 target was set below both the 2015 adjusted net earnings target (the “2015 target”) and the actual 2015 adjusted net earnings achievement (the “2015 achievement”) levels. Accordingly, we believe it is imperative that stockholders understand that the primary reason that the 2016 target is lower than the comparable 2015 target and achievement level is because the 2015 numbers do not include U.S. net book tax expense, but the 2016 numbers do. Accordingly, for the reasons set forth below, and in our 2017 proxy statement, we request that our stockholders vote FOR the advisory vote to approve our executive compensation.
In 2015, we did not record U.S. net book tax expense, and accordingly, taxes did not decrease our adjusted net earnings. We did not record U.S. net book tax expense because we had what is called a “valuation allowance” that prevented us from recording U.S. tax expense. Because of various factors, including our increased profitability, we reversed our valuation allowance in 2015, which meant we began booking U.S. tax expense in 2016, which causes a decrease in adjusted net earnings.
In setting the 2016 target, the Board factored in the significant impact of now recording U.S. net book tax expense. The Board considered that we expected to have net book tax expense of 30-33% of pre-tax profit, meaning the actual profitability target in 2016 was significantly higher than the 2015 profitability target.
Below compares the adjusted net earnings targets and achievements:

	2015	2016
Pre-Tax Adjusted Net Earnings Achievement	$267 million	$358 million
U.S. and Foreign Tax Expense on Earnings	$8 million	$63 million
Adjusted Net Earnings Achievement	$259 million	$295 million
Adjusted Net Earnings Target	$250 million (includes no U.S. tax expense and limited foreign tax expense)	$241 million (includes U.S. tax expense of 30-33% pre-tax profits and limited foreign tax expense)
Targets under the Management Incentive Program are designed to provide an incentive to participants to maximize earnings and pursue operational excellence. While the adjusted net earnings target and achievement, on their face, appear lower in 2016 than 2015, this is actually due primarily to the significant change in our U.S. tax position year-over-year. The Board considered this change in tax expense in 2016 when setting targets in order to ensure participants were incentivized to achieve these objectives.